Exhibit 99.1

4 Cromwell
Irvine, California 92618
Via Electronic Mail and Fedex
June 10, 2010
Mr. Federico Pignatelli
Art and Fashion Group Corporation
P.O. Box 1857
Old Chelsea Station
New York, New York, 10113
Re:	Removal as President and request for further information
Dear Mr. Pignatelli:
We are in receipt of your letter dated June 4, 2010, as revised and reissued on June 7, 2010, purporting to call a special meeting of the stockholders of Biolase Technology Inc. (“Biolase” or the “Company”) in your capacity as President of the Company. As you know, the Company’s board of directors (the “Board”) held a meeting on June 7, 2010 where it formed a special committee (the “Committee”) to, among other things, consider and act in response to your letter and your recent attempts to effect a hostile takeover of the Company. After careful consideration, we, the members of the Committee, hereby issue our response.
The Board did not authorize you to call the special meeting contemplated in your letter. You did not discuss this action with any of the members of our Board before issuing the letter. Your purported actions as President were unauthorized and unsupported by the other members of the Board. In light of your unauthorized actions, the Committee has unanimously voted to terminate and remove you as President of the Company in accordance with Section 7.3 of the Company’s bylaws, effective immediately. Please be advised that we will be notifying our employees, customers, vendors and stockholders that you are no longer authorized to speak on behalf of the Company on any matters.
We continue to consider the demands made in your letter; however, we require more information from you regarding your demands before we take any final action regarding them. Accordingly, we will be contacting you in the near future to discuss our questions.
Very truly yours,
David M. Mulder, Chairman of the Board,
President & Chief Executive Officer
Robert M. Anderton, Director
George V. d’Arbeloff, Director
James R. Largent, Director
Gregory D. Waller, Director